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                                                                   EXHIBIT 10.14

                      [LOGO OF KERYX BIOPHARMACEUTICALS]

                                                                Bob Trachtenberg
                                                                 General Counsel

May 15, 2000

Pierre Honore
Novo Nordisk

Re: Transfer of SignalSite R&D Agreement

Dear Pierre,

I write to request the approval of Novo Nordisk to the assumption by Keryx Biopharmaceuticals of the agreement executed by Novo Nordisk and SignalSite, Inc. on June 15, 1999.

Please see the attached letter from Children's Medical Center Corporation, the licensor, certifying that Keryx has the exclusive rights to the KinAce technology. In addition, on behalf of Keryx, I certify that Keryx shall be bound by the terms and conditions of the SignalSite agreement.

Please indicate Novo Nordisk's consent by signing this letter below and returning it to me at 212-207-9760. We would appreciate receiving a hard copy of the signed letter in the mail to our offices in Jerusalem.

Thank you for your prompt attention to this matter.

Best regards,

/s/ Bob Trachtenberg

Bob Trachtenberg

Agreed:

/s/ Pierre Honore
---------------------------

Name:  PIERRE HONORE
Title: DIRECTOR, SCIENTIFIC LICENSING
Date:  MAY 18, 2000

              216 Jaffa Road, Sha'arei Ha'ir . Jerusalem . 94383

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            RESEARCH MATERIAL TRANSFER AND COLLABORATION  AGREEMENT
            -------------------------------------------------------

SignalSite, Inc., a corporation organized under the laws of the State of Delaware, USA, with offices at 787 Seventh Avenue, NY, NY 10019 and 216 Jaffa Road, Jerusalem 94383 Israel ("SignalSite"), will provide research material to Novo Nordisk, at 2880 Bagsvared, Copenhagen, Denmark ("Investigator") on the terms and conditions set forth in this Research Material Transfer Agreement ("Agreement").

     1. SignalSite will generate novel peptides based upon a list of kinases supplied by Investigator to be used as research material as further described in
Section 19 ("Research Materials") and section 20("Research Studies"). The Investigator shall also supply SignalSite with an indication of the amount of specific peptides it anticipates requiring for testing to be performed pursuant to this Agreement. It is anticipated that the area of focus will be diabetes, but the scope of the collaboration need not be limited to diabetes.

     2. Investigator agrees that any and all Research Materials will be used under suitable containment conditions solely for in vitro and in vivo laboratory studies or animal testing, and will not be used in humans. Investigator acknowledges that the Research Materials are not intended for human use and, pursuant to United States Food and Drug Administration regulations, animals receiving Research Materials and by-products of such animals may not enter the food chain. Investigator will comply with all federal, state and local laws and regulations applicable to the Research Materials.

     3. The Research Materials are being provided to Investigator pursuant to a limited license, the sole purpose of which shall be for Investigator to test the peptides to determine their efficacy in the treatment of diabetes or other diseases identified by the parties. Investigator agrees that the Research Materials will be used solely to conduct research studies to determine the feasibility of SignalSite's concept as it relates to diabetes and, should the parties so agree, other diseases, as set forth in more detail in Section 20 ("Research Studies"), and will not be used for any commercial purposes. Investigator further agrees that it shall not use the Research Materials to make peptide derivatives or peptidomimetics and that Research Materials will not be transferred or provided to third parties either within or outside the Investigator's premises without SignalSite's prior written approval.

     4. SignalSite shall generate the Research Materials within four (4) months after receiving the list of kinases from Investigator. Investigator shall have up to four (4) months from receipt of the Research Materials to test them against its in vitro screen.

     5. SignalSite will work with Investigator to develop the research test plan. Investigator shall provide SignalSite with access to all data generated from the research and testing, including a general outline of the assays used by Investigator in the testing of the Research Materials. *** shall have the right to approve the assays used in the testing of the Research Materials. Upon completion of the Research Studies, Investigator shall return to *** all Research Materials in Investigator's possession.

     6. The parties will communicate at least bi-weekly during the conduct of the Research Studies by conference call and written updates describing all results and the accompanying data. Within thirty (30) days after completion of the Research Studies, Investigator will provide to SignalSite a written summary of data and results obtained using the Research Materials.

     7. Investigator may not publish or otherwise disclose data or results obtained using the Research Materials provided without SignalSite's prior written approval.

     8. SignalSite shall retain all right, title and interest relating to or arising from the Research Materials, the Research Studies to be conducted and existing uses thereof, including but not limited to all right, title and interest in patents, patent applications, trade secrets and other intellectual property rights arising from the Research Materials and/or the Research Studies. Unless otherwise expressly provided in writing by SignalSite, no right or license in or to patents, patent applications, trade secrets or other intellectual property rights of SignalSite, is granted or implied hereunder, except for the sole purpose of conducting the studies specifically described herein.

     9. Investigator acknowledges that the Research Materials are the confidential property of SignalSite and that in the course of performing the research studies, Investigator will receive confidential technical and business information of SignalSite ("Information"). Investigator hereby agrees not to use the Information except for the purpose of conducting the Research Studies, and not to disclose the Information to third parties without the express written permission of SignalSite, except that Investigator shall not be prevented from using or disclosing Information:

     (a) that is approved in writing by SignalSite for release by Investigator without restrictions; or
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     (b)  that Investigator can demonstrate by written records was previously known to Investigator; or

     (c) which is now public knowledge, or becomes public knowledge, or becomes public knowledge in the future, other than through acts of omissions of Investigator in violation of this Section 9;

     (d) which is lawfully obtained by Investigator from sources independent of SignalSite who have a lawful right to disclose such Information; or

     (e) which is independently developed or acquired by personnel of Investigator who have not had access to, or knowledge of, the Information supplied by SignalSite.

In case Information is provided in oral form, the above obligation shall apply only to the extent such oral Information has been confirmed in writing to the Investigator and marked Confidential within forty five (45) days after the date of oral disclosure. The obligations of Investigator under the terms of this
Section 9 shall remain in effect for five (5) years after the effective date of this Agreement. The Investigator shall be entitled to retain for its legal files a copy of all Information received under this Agreement for the sole purpose of determining the scope and effect of its confidentiality obligations hereunder.

     10. Investigator shall pay SignalSite the amount of *** as applicable as compensation for expenses and overhead incurred in the generation of the Research Materials.

     11. Upon the satisfactory conclusion of the Research Studies, Investigator shall have a two month exclusive period in which to enter into a license and co-development agreement with SignalSite.

     12. SignalSite shall have the right to publicize the existence of the relationship reflected in this Agreement following the prior written approval by Investigator of the proposed publication in each case.

     13. Investigator shall indemnify and hold harmless SignalSite, its employees or agents from and against all loss or expense by reason of any liability imposed by law upon SignalSite, provided that such loss or expense is due, or claimed to be due, as a result of negligence or willful acts or omissions by Investigator.

     14. SIGNALSITE PROVIDES NO WARRANTIES FOR THE RESEARCH MATERIALS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, AND SIGNALSITE SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

     15. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Israel, without reference to conflict of laws principles. Both parties will use their best efforts to settle all disputes amicably. All disputes and differences of any kind related to this Agreement which cannot be solved amicably by the parties shall be referred to arbitration under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with those Rules. The arbitration shall take place in London and shall be conducted in the English language. The award of the arbitrator shall be final and binding on both parties. The parties bind themselves to carry out the awards of the arbitrator.

     16. No modification to this Agreement, nor any waiver of any rights, shall be effective unless assented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default. This Agreement constitutes the entire and exclusive Agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels all previous registrations, agreements, commitments and writings in respect thereof.

     17. Either party may assign this Agreement to a parent, subsidiary, affiliate or division of that party following written notification of such assignment to the other party.

     18. Each person signing below and each Party on whose behalf such person executes this Agreement warrants that he or it, as the case may be, has the authority to enter this Agreement and perform or cause the party on whose behalf he has signed to perform the obligations hereunder.
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     19.  Description and amount of the Research Materials to be provided by
Signal Site :

     ***

     20.  Description of the Research Studies to be conducted:

A)   ***

B)   ***

C)   ***



SignalSite                              Investigator

                                                       ,
By:/s/ Benjamin Corn, M.D.             By:/s/ P. Honore
   -----------------------                --------------
                                                            ,
Print Name: Benjamin Corn, M.D.        Print Name: P. Honore
Title:  Chief Executive Officer        Title: Director, HC Business Development

Date:  June 17, 1999                   Date:  June 17, 1999